Exhibit 99.2

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 Tel. 516-677-0200 Fax 516-677-0380

FOR IMMEDIATE RELEASE

Contact:  Debra Wasser, SVP of Investor Relations & Corp. Comm., 516-677-0200 x1472

Trade Media Contact: Fran Brennen,  Sr. Director of Marcom, 516-677-0200 x1222

VEECO ANNOUNCES ORGANIZATIONAL CHANGE

Woodbury, NY, July 24, 2006 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that Don R. Kania, Ph.D., President and Chief Operating Officer, will be leaving the Company.

Edward H. Braun, Chairman and Chief Executive Officer of Veeco, commented, “We take this opportunity to thank Don for his years of service at Veeco, and wish him every future success.” At present, Veeco will not replace the President/COO position. Dr. Kania will be joining FEI Company in Portland, Oregon (Nasdaq:FEIC) to become President and Chief Executive Officer.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless, and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the  data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.